Exhibit 99.1

For:	Sunset Financial Resources

Contact:	Stacy Riffe	Jeffrey Goldberger / Michael Cimini
	Chief Financial Officer (904) 425-4365 sriffe@sfous.com	KCSAWorldwide (212) 896-1249 / (212) 896-1233 jgoldberger@kcsa.com/mcimini@kcsa.com

Sunset Financial Resources Reports First Quarter 2006 Results

Company to Hold Conference Call to Review Q1 Results and Provide

Additional Commentary on Merger with Alesco Financial Trust

JACKSONVILLE, Fla., May 9, 2006 — Sunset Financial Resources, Inc. (NYSE: SFO), a specialty finance REIT, today announced financial results for three months ended March 31, 2006.

For the first quarter of 2006, Sunset reported net income of $978,000, or $0.09 per diluted share, compared to net income of $1.4 million, or $0.14 per diluted share, in the same period a year ago. The year-over-year decrease in net income was substantially the result of increased interest expense and an increase in professional fees, including audit and legal fees.

Net interest income in the first quarter was $3.1 million, compared to $3.5 million in the same quarter of 2005. For the first quarter, the yield on average earning assets increased to 4.65%, compared to 4.42% in the same quarter last year. However, the cost of interest bearing liabilities increased to 3.86% during the first quarter of 2006 from 3.30% in the prior year quarter. This resulted in net interest spread of 79 basis points during the first quarter versus 112 basis points in the same quarter last year.

As of March 31, 2006, Sunset’s total assets were $1.1 billion (including $884.6 million of investments in Mortgage Backed Securities; $156.3 million of residential mortgage related loans and $21.5 million of commercial bridge loans), compared to total assets of $1.1 billion (including $818.4 million of investments in Mortgage Backed Securities; $191.9 million of residential mortgage related loans and $36.5 million of commercial bridge loans) in the same period a year ago.

At March 31, 2006 Sunset Financial had a GAAP book value of $10.42 per share. This value included the Company’s securitized loans at their historical cost of $156.4 million, rather than their fair value of $149.5 million. Overall leverage at the end of the quarter was 9.1 times shareholders’ equity.

On April 27, 2006, Sunset Financial announced a definitive agreement to merge with Alesco Financial Trust. Under the terms of the agreement, Sunset will issue 1.26 shares of common stock for each Alesco share. The combined company will continue to trade on the NYSE and will operate under the Alesco Financial name. The merged company will pursue Alesco’s investment strategy focused on trust preferred securities issued by banks and insurance companies, middle market loans and residential mortgage backed securities.

Sunset is currently operating under a management agreement with Cohen Brothers Management LLC, which became effective on April 27, 2006. Under this agreement, it is anticipated that Sunset will begin transitioning its assets during the second quarter of 2006 into investments consistent with Alsesco’s investment strategy.

Commenting on the proposed transaction and interim management agreement, George Deehan President and Chief Executive Officer of Sunset Financial Resources, said, “After months of conducting an extensive analysis of the strategic alternatives available to the company, it was determined that the Alesco transaction offered the greatest opportunity to maximize value for Sunset shareholders. We are committed and look forward to completing the merger. In the interim, we are confident that the expertise offered by Cohen Brothers will enable us to effectively redeploy our assets into investments that we expect will provide a better return on equity for our shareholders.”

Earlier today, Sunset Financial filed its first quarter Form 10-Q with the Securities and Exchange Commission

Sunset Financial has scheduled a conference call to discuss its first quarter financial results at 10:00 a.m. ET on Wednesday, May 10, 2006. During the conference call, the Company will provide additional commentary about the proposed merger with Alesco Financial Trust. A live webcast of the conference call will be available online at www.sunsetfinancial.net. Web participants are encouraged to go to the Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. Those without web access should access the call telephonically at least ten minutes prior to the conference call. The dial-in number is 800-599-9795 and the participant code is 71520156.

An archive of the webcast will be available online on May 15, 2006 through June 15, 2006 at www.sunsetfinancial.net. In addition, a dial-in replay of the call will be available from May 15 – May 22, 2006. The replay dial-in number is 888-286-8010. The passcode is 53275028.

About Sunset Financial Resources, Inc.

Sunset is a specialty finance REIT headquartered in Jacksonville, Florida. The Company invests in high quality residential mortgage backed securities and commercial bridge loans. As of March 31, 2006, it had approximately $1.1 billion of assets. Sunset Financial trades on the New York Stock Exchange under the symbol “SFO”.

Additional Information About This Transaction

This material is not a substitute for the proxy statement/prospectus Sunset will file with the Securities and Exchange Commission. Investors are urged to read the proxy statement/prospectus which will contain important information, including detailed risk factors, when it becomes available. The proxy statement/prospectus and other documents which will be filed by Sunset with the Securities and Exchange Commission will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to sriffe@sfous.com.

Sunset, its directors, and its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of Sunset and their ownership of Sunset stock is set forth in the 2005 Annual Report on Form 10K. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus for the proposed merger when it becomes available.

Forward-Looking Statements

Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. Sunset and Alesco caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained or implied in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sunset and Alesco, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: factors that affect the timing or ability to complete the transactions contemplated herein; the risk that the business will not be integrated successfully; the risk that cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with lenders, other counterparties, or employees; competition and its effects on pricing, spending, third-party relationships and revenues; the failure of the companies to successfully execute their business plans, gain access to additional financing, the availability of additional loan portfolios for future acquisition, continued qualification as a REIT and the cost of capital. Additional factors that may affect future results are contained in Sunset’s filings with the SEC, which are available at the SEC’s web site www.sec.gov. Sunset and Alesco disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

(Tables Follow)

Sunset Financial Resources, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2006	December 31, 2005
	(unaudited)
Assets
Mortgage assets
Mortgage backed securities, available for sale	$884,625	$942,900
Securitized hybrid adjustable rate mortgages	156,348	160,602
Commercial mortgages	21,493	29,347

Total mortgage assets	1,062,466	1,132,849
Allowance for loan losses	(6,155)	(7,321)

Net mortgage assets	1,056,311	1,125,528
Cash and cash equivalents	25,215	17,570
Interest receivable	4,326	4,542
Fixed assets, net	434	521
Other assets	2,387	1,853
Interest rate swap agreements	17,741	12,246

Total assets	$1,106,414	$1,162,260

Liabilities
Reverse repurchase agreements	$973,604	$1,031,831
Junior subordinated notes due to Sunset Financial Statutory Trust I	20,619	20,619
Interest rate swap agreements	—	137
Accrued liabilities	2,580	2,676

Total liabilities	996,803	1,055,263

Commitments and contingencies

Stockholders’ equity
Preferred stock, $.001 par value, authorized 50,000,000; no shares outstanding	—	—
Common stock, $.001 par value, authorized 100,000,000; 10,516,600 outstanding	11	11
Additional paid in capital	119,442	119,391
Accumulated other comprehensive loss	(1,098)	(2,998)
Accumulated deficit	(8,744)	(9,407)

Total stockholders’ equity	109,611	106,997

Total liabilities and stockholders’ equity	$1,106,414	$1,162,260

Sunset Financial Resources, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Interest and fee income	$12,972	$10,171
Interest expense	9,852	6,699

Net interest income	3,120	3,472
Provision for loan losses	(4)	76

Net interest income after provision	3,124	3,396
Operating expenses
Salaries and employee benefits	532	740
Professional fees	922	464
Other	692	749

Total operating expenses	2,146	1,953

Net income	$978	$1,443

Basic and diluted earnings per share	$0.09	$0.14

Weighted average basic shares	10,475	10,454
Weighted average diluted shares	10,489	10,454

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